EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Wednesday, October 22, 2014



CHICAGO, ILLINOIS - October 22, 2014 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2014 net sales and net earnings.

Third quarter 2014 net sales were $191,093,000 compared to $191,807,000 in third quarter 2013. Third quarter 2014 net earnings were $26,668,000 compared to $26,043,000 in third quarter 2013, and net earnings per share were $.44 and $.42 in third quarter 2014 and 2013, respectively, an increase of $.02 per share or 5%.

Nine months 2014 net sales were $401,966,000 compared to $404,074,000 in nine months 2013. Nine months 2014 net earnings were $45,275,000 compared to $43,481,000 in nine months 2013, and net earnings per share were $.75 and $.71 in nine months 2014 and 2013, respectively, an increase of $.04 per share or 6%.

Mr. Gordon said, "Third quarter and nine months 2014 net earnings benefited from more favorable ingredient costs as well as plant manufacturing efficiencies driven by capital investments and ongoing cost containment programs. Although our overall comparative ingredient costs were more favorable in third quarter and nine months 2014, certain key ingredient costs are higher this year. We are continuing to make progress on restoring our margins to their historical levels before the increases in commodity and other input costs in past years. The Company's third quarter and nine months 2014 net earnings per share benefited from common stock purchases in the open market resulting in fewer shares outstanding."





















                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                    SEPTEMBER 27, 2014 & SEPTEMBER 28, 2013

                                             THIRD QUARTER ENDED
                                            2014              2013

Net Product Sales                      $ 191,093,000     $ 191,807,000

Net Earnings                           $  26,668,000     $  26,043,000

Net Earnings Per Share   *                 $ .44             $ .42

Average Shares Outstanding *              60,525,000        61,343,000


                                               NINE MONTHS ENDED
                                            2014              2013

Net Product Sales                      $ 401,966,000     $ 404,074,000

Net Earnings                           $  45,275,000      $ 43,481,000

Net Earnings Per Share   *                 $ .75             $ .71

Average Shares Outstanding *              60,668,000        61,487,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 4, 2014 and April 5, 2013.